Exhibit 10.7

The Executive Supplemental Retirement Plan Agreement attached is the agreement by and between First Federal Savings Bank (the “Bank”) and Robert L. Breslow. Such agreement is substantially identical in all material respects (except as otherwise noted below) to the other agreements listed below which are not being filed as separate exhibits to this Registration Statement.

Parties to Executive Supplemental Retirement Plan Agreement:

The Bank and DaCosta Smith, III (1)

The Bank and Peter D. Griffith (2)

(1) Mr. Smith’s Executive Supplemental Retirement Plan Agreement with the Bank is substantially identical to Mr. Breslow’s agreement except for the description of the life insurance contract in the second paragraph of Section I.I, which reads:

Insurance Company:	Lincoln Benefit Plan
Policy Form:	Flexible Premium Adjustable Life
Policy Name:	Ultra Achiever
Insured’s Age and Sex:	43, Male
Riders:	None
Ratings:	According to the health of the insured
Option:	Level Death Benefit
Face Amount:	$2,027,110
Premiums Paid:	$500,000
Number of Premium Payments:	One
Assumed Purchase Date:	June 1, 1999

(2) Mr. Griffith’s Executive Supplemental Retirement Plan Agreement with the Bank is substantially identical to Mr. Breslow’s agreement except (i) the Benefit Calculation Date and Benefit Payment Date defined in Section I.C are based upon his sixty-eighth birthday, rather than his sixty-fifth birthday and (ii) the description of the life insurance contract in the second paragraph of Section I.I, which reads:

Insurance Company:	Lincoln Benefit Plan
Policy Form:	Flexible Premium Adjustable Life
Policy Name:	Ultra Achiever
Insured’s Age and Sex:	58, Male
Riders:	None
Ratings:	According to the health of the insured
Option:	Level Death Benefit
Face Amount:	$4,418,851
Premiums Paid:	$1,600,000
Number of Premium Payments:	One
Assumed Purchase Date:	June 1, 1999

EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

AGREEMENT

     This Agreement, made and entered into this 30th day of June, 1999, by and between First Federal Savings Bank, a Bank organized and existing under the laws of the United States of America, hereinafter referred to as “the Bank”, and Robert L. Breslow, a Key Employee and the Executive of the Bank, hereinafter referred to as “the Executive.

     The Executive has been in the employ of the Bank for several years and has now and for years past faithfully served the Bank. It is the consensus of the Board of Directors of the Bank (the Board) that the Executive’s services have been of exceptional merit, in excess of the compensation paid and an invaluable contribution to the profits and position of the Bank in its field of activity. The Board further believes that the Executive’s experience, knowledge of corporate affairs, reputation and industry contacts are of such value and his continued services are so essential to the Bank’s future growth and profits that it would suffer severe financial loss should the Executive terminate his services.

     Accordingly, it is the desire of the Bank and the Executive to enter into this Agreement under which the Bank will agree to make certain payments to the Executive upon the Executive’s retirement and, alternatively, to the Executive’s beneficiary(ies) in the event of the Executive’s premature death while employed by the Bank.

     It is the intent of the parties hereto that this Agreement be considered an arrangement maintained primarily to provide supplemental retirement benefits for the Executive, as a member of a select group of management or highly–compensated employees of the Bank for purposes of the Employee Retirement Security Act of 1974 (ERISA). The Executive is fully advised of the Bank’s financial status and has had substantial input in the design and operation of this benefit plan.

     Therefore, in consideration of the Executive’s services performed in the past and those to be performed in the future and based upon the mutual promises and covenants herein contained, the Bank and the Executive, agree as follows:

I.	DEFINITIONS

A.	Effective Date:

The Effective Date of this Agreement shall be June 1, 1999.

B.	Plan Year:

Any reference to “Plan Year shall mean a calendar year from January 1 to December 31. In the year of implementation, the term “Plan Year” shall mean the period from the effective date to December 31 of the year of the effective date.

C.	(i) Benefit Calculation Date: Benefit Calculation Date shall mean December 31S` of each calendar year commencing in the year in which the Executive attains his sixty-eighth (65th) birthday and continuing until the death of the Executive.

(ii) Benefit Payment Date: The Benefit Payment, Date for the Index Retirement Benefit [Subparagraph I (H)J shall be thirty (30) days following the Benefit Calculation Date stated above. The Benefit Payment Date for the Pre-Retirement Account [Subparagraph I (G)] shall be thirty (30) days following the Executive’s sixty-eighth (65th) birthday.

D.	Early Retirement:

Early Retirement Date shall mean a retirement from service which is effective prior to the Normal Retirement Age stated herein, provided the Executive has attained age fifty-five (55) and has completed twenty (20) full years of service with the Bank from the date of first service.

E.	Normal Retirement Age:

Normal Retirement Age shall mean the date on which the Executive attains age sixty-five (65) and has completed twenty (20) full years of service with the Bank from the date of first service.

F.	Termination of Service:

Termination of Service shall mean either: (i) A voluntary resignation of service by the Executive; or (ii) The Bank’s discharge of the Executive without cause (“cause”defined in Subparagraph III (E) hereinafter), prior to the Normal Retirement Age or Early Retirement Date.

G.	Pre-Retirement Account:

A Pre-Retirement Account shall be established as a liability reserve account on the books of the Bank for the benefit of the Executive. Prior to the Executive receiving benefits hereunder, such liability reserve account shall be increased or decreased each Plan Year by an amount equal to the annual earnings or loss for that Plan Year determined by the Index (described in Subparagraph I (I) hereinafter), less the Opportunity Cost for that Plan Year (described in Subparagraph I (J) hereinafter).

H.	Index Retirement Benefit:

The Index Retirement Benefit for the Executive for any year shall be equal to the excess of the annual earnings (if any) determined by the Index [Subparagraph I (I)] for that Plan Year less the Opportunity Cost [Subparagraph I (J)] for that Plan Year.

Notwithstanding any provision herein to the contrary, the Index Retirement Benefit for each year shall in no event exceed one hundred percent (100%) of the Executive’s compensation received in the Executive’s final year of employment offset by the Bank’s contribution to the Executive’s 401(k), the Bank’s contribution to profit sharing, and the Bank’s contribution to any other qualified retirement plan of the Executive while employed by the Bank, and fifty percent (50%) of total social security. The aforestated offset amounts shall be determined on a joint and survivor basis.

I.	Index:

The Index for any Plan Year shall be the aggregate annual after–tax income from the life insurance contracts described hereinafter as defined by FASB Technical Bulletin 854. This Index shall be applied as if such insurance contracts were purchased on the effective date hereof.

Insurance Company:	Lincoln Benefit Plan
Policy Form:	Flexible Premium Adjustable Life
Policy Name:	Ultra Achiever
Insured’s Age and Sex:	46, Male
Riders:	None
Ratings:	According to the health of the insured
Option:	Level Death Benefit
Face Amount:	$3,238,160
Premiums Paid:	$700,000
Number of Premium Payments:	One
Assumed Purchase Date:	June 1, 1999

If such contracts of life insurance are actually purchased by the Bank then the actual policies as of the dates they were purchased shall be used in calculations under this Agreement. If such contracts of life insurance are not purchased or are subsequently surrendered or lapsed, then the Bank shall receive annual policy illustrations that assume the above-described policies were purchased from the above named insurance company(ies) on the Effective Date from which the increase in policy value will be used to calculate the amount of the Index.

In either case, references to the life insurance contract are merely for purposes of calculating a benefit. The Bank has no obligation to purchase such life insurance and, if purchased, the Executive and the Executive’s beneficiary(ies) shall have no ownership interest in such policy and shall always have no greater interest in the benefits under this Agreement than that of an unsecured general creditor of the Bank.

J.	Opportunity Cost:

The Opportunity Cost for any Plan Year shall be calculated by taking the sum of the amount of premiums set forth in the Indexed policies described above plus the amount of any after-tax benefits paid to the Executive pursuant to this Agreement (Paragraph III hereinafter) plus the amount of all previous years after-tax Opportunity Cost, and multiplying that sum by the average after-tax Opportunity Cost calculated at the end of the third quarter for the Plan Year. The Opportunity Cost shall be the weekly average yield on the U.S. Treasury securities adjusted to a constant maturity of one year, as made available by the Federal Reserve Board as of September 30`h, plus one hundred and twenty (120) basis points.

K.	Change of Control:

For purposes of this Agreement, a “Change in Control” of the Company or the Bank shall be deemed to occur if and when (a) an offeror other than the Company purchases shares of the common stock of the Company or the Bank pursuant to a tender or exchange offer for such shares, (b) any person(as such term is used in Sections 13(d) and 14(d) (2) of the Securities Exchange Act of 1934) is or becomes the beneficial owner, directly or indirectly, of securities of the Company or the Bank representing twenty-five percent (25%) or more of the combined voting power of the Company’s or Bank’s then outstanding securities, (c) the membership of the board of directors of the Company or the Bank changes as the result of a contested election, such that individuals who were directors at the beginning of any twenty-four (24) month period (whether commencing before or after the date of adoption of this Plan) do not constitute a majority of the Board at the end of such period, or (d) sale or disposition of all or substantially all of the Company’s or Bank’s assets, or a plan of partial or complete liquidation is approved by the directors or the shareholders of the Company or the Bank.

II.	EMPLOYMENT

No provision of this Agreement shall be deemed to restrict or limit any existing employment agreement by and between the Bank and the Executive, nor shall any conditions herein create specific employment rights to the Executive nor limit the right of the Employer to discharge the Executive with or without cause. In a similar fashion, no provision shall limit the Executive’s rights to voluntarily sever his employment at any time.

III.	INDEX BENEFITS

The following benefits provided by the Bank to the Executive are in the nature of a fringe benefit and shall in no event be construed to effect nor limit the Executive’s current or prospective salary increases, cash bonuses or profit-sharing distributions or credits.

A.	Retirement Benefits:

Should the Executive continue to be employed by the Bank until “Normal Retirement Age” defined in Subparagraph I (E), the Executive shall be entitled to receive the balance in his Pre–Retirement Account [as defined in Subparagraph I (GA in a lump sum on the Executive’s Benefit Payment Date [Subparagraph I (G)(ii)]. In addition to these payments, commencing at the Executive’s Benefit Payment Date [Subparagraph I (C)(ii)], the Index Retirement Benefit (as defined in Subparagraph I (H) above) for each year shall be paid to the Executive until the Executive’s death subject to the maximum amount of the Index Retirement Benefit payment.

B.	Early Retirement:

Should the Executive elect Early Retirement subsequent to the Early Retirement Date [Subparagraph I (D)], the Executive shall be entitled to receive the percentage stated below that corresponds to the age of said Executive at his/her early retirement (to a maximum of 100%), times the balance in the Pre–Retirement Account paid in a lump sum commencing thirty (30) days following said Early Retirement Date. In addition to these payments and commencing in conjunction therewith, the percentage stated below that corresponds to the age of said Executive at his/her early retirement (to a maximum of 100%), times the Index Retirement Benefit for each year shall be paid to the Executive until death subject to the maximum amount of the Index Retirement Benefit payments.

Early Retirement Age	Percentage of Benefits

55	50%
56	55%
57	60%
58	65%

59	70%
60	75%
61	80%
62	85%
63	90%
64	95%
65	100%

C.	Termination of Service:

(i)	Voluntary Resignation of Service: Subject to Subparagraph III (D) hereinafter, should the Executive suffer a Termination of Service as defined in Subparagraph I (E) (i.e. a voluntary resignation of service prior to Normal Retirement Age or the Early Retirement Date), the Executive shall be entitled to receive the balance in the Pre-Retirement Account as of the date of said termination payable in a lump sum thirty (30) days following said termination. The Executive shall not receive the Index Retirement Benefit at any time.

(ii)	Bank’s Discharge of the Executive Without Cause: Subject to Subparagraph Ill (D) hereinafter, should the Bank discharge the Executive without cause prior to the Normal Retirement Age, the Executive shall receive the benefits set forth in Subparagraph III (A) herein, as if the Executive had been employed by the Bank until Normal Retirement Age, and the Executive shall begin receiving the benefits thirty (30) days from said termination.

(iii)	Disability: In the event the Executive becomes disabled prior to Termination of Service, and the Executive’s employment is terminated because of such disability, he shall receive the benefits as set forth in Subparagraph III (C)(ii) hereinabove, “Disability” shall be as defined in the Bank’s long-term disability policy. If no such disability policy exists, then disability shall be determined by three (3) physicians selected as follows: (i) by the Bank; (ii) by the Executive; and (iii) by the two (2) physicians selected by the Bank and the Executive as set forth herein.

D.	Death:

Should the Executive die prior to having received the full balance of the Pre–Retirement Account, the unpaid balance of the Pre–Retirement Account shall be paid in a lump sum to the beneficiary selected by the Executive and filed with the Bank. In the absence of or a failure to designate a beneficiary, the unpaid balance shall be paid in a lump sum to the personal representative of the Executive’s estate.

E.	Discharge for Cause:

Should the Executive be discharged “for cause”, as it relates to this Agreement, at any time, all Benefits under this Agreement shall be forfeited. The term “for cause’‘, as it relates to this Agreement, shall mean willful gross negligence or willful gross neglect or the conviction of a felony, fraud, or dishonesty involving the Bank and further resulting in an adverse effect on the Bank. If a dispute arises as to discharge “for cause”, such dispute shall be resolved by arbitration as set forth in this Agreement.

F.	Death Benefit:

Except as set forth above, there is no death benefit provided under this Agreement.

IV.	RESTRICTIONS UPON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. The Executive, the Executive’s beneficiary(ies) or any successor in interest to the Executive shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation.

The Bank reserves the absolute right, at its sole discretion, to either fund the obligations undertaken by this Agreement or to refrain from funding the same and to determine the exact nature and method of such funding. Should the Bank elect to fund this Agreement, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall the Executive be deemed to have any lien or right, title or interest in or to any specific funding investment or to any assets of the Bank.

If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Executive, then the Executive shall assist the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

V.	CHANGE OF CONTROL

Upon a Change of Control (as defined in Subparagraph I (K) herein), if the Executive’s employment is subsequently terminated, except for cause, then the Executive shall receive the benefits promised in this Agreement as if the Executive had been employed until the Normal Retirement Age and the Executive shall begin receiving the benefits thirty (30) days following said termination. The Executive will also remain eligible for all promised death benefits in this Agreement. In addition, no sale, merger or consolidation of the Bank shall take place unless the new or surviving entity expressly acknowledges the obligations under this Agreement and agrees to abide by its terms.

VI.	MISCELLANEOUS

A.	Alienability and Assignment Prohibition:

Neither the Executive, his/her surviving spouse nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or the Executive’s beneficiary(ies), nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Executive or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities shall forthwith cease and terminate.

B.	Binding Obligation of Bank and any Successor in Interest:

The Bank expressly agrees that it shall not merge or consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person until such bank, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Bank under this Agreement. This Agreement shall be binding upon the parties hereto, their successors, beneficiary(ies), heirs and personal representatives.

C.	Revocation:

It is agreed by and between the parties hereto that, during the lifetime of the Executive, this Agreement may be amended or revoked at any time or times; in whole or in part, by the mutual written assent of the Executive and the Bank.

D.	Gender:

Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

E.	Effect on Other Bank Benefit Plans:

Nothing contained in this Agreement shall affect the right of the Executive to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Bank’s existing or future compensation structure.

F.	Headings:

Headings and subheadings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

G.	Applicable Law:

The validity and interpretation of this Agreement shall be governed by the laws of the United States of America.

VII.	ERISA PROVISION

A.	Named Fiduciary and Plan Administrator:

The “Named Fiduciary and Plan Administrator” of this Plan shall be First Federal Savings Bank until its removal by the Board. As Named Fiduciary and Administrator, the Bank shall be responsible for the management, control and administration of the Salary Continuation Agreement as established herein. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

B.	Claims Procedure and Arbitration:

In the event a dispute arises over benefits under this Agreement and benefits are not paid to the Executive (or to his beneficiary in the case of the Executive’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Plan Administrator named above within ninety (90) days from the date payments are refused. The Plan Administrator shall review the written claim and if the claim is denied, in whole or in part, they shall provide in writing within ninety (90) days of receipt of such claim their specific reasons for such denial, reference to the provisions of this Agreement upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired. A claim shall be deemed denied if the Plan Administrator fails to take any action within the aforesaid ninety-day period.

If claimants desire a second review they shall notify the Plan Administrator in writing within ninety (90) days of the first claim denial. Claimants may review this Agreement or any documents relating thereto and submit any written issues and comments they may feel appropriate. In its sole discretion, the Plan Administrator shall then review the second claim and provide a written decision within ninety (90) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of this Agreement upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance of this Executive Plan or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to a Board of Arbitrators for final arbitration. The Board shall consist of one member selected by the chairman, one member selected by the Bank, and the third member selected by the first two members. The Board of Arbitrators shall operate under the rules specified in the Pennsylvania Uniform Arbitration Act. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such Board of Arbitrators with respect to any controversy properly submitted to it for determination.

Where a dispute arises as to the Bank’s discharge of the Executive for “cause”, such dispute shall likewise be submitted to arbitration as above described and the parties hereto agree to be bound by the decision thereunder.

     IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof on the 30th day of June, 1999 and that, upon execution, each has received a conforming copy.

FIRST FEDERAL SAVINGS BANK (Monessen, Pennsylvania)

/s/ Rita Fraino Witness	By:	/s/ Peter D. Griffith Title: President

/s/ Rita Fraino Witness	/s/ Robert L. Breslow Robert L. Breslow

BENEFICIARY DESIGNATION FORM FOR THE EXECUTIVE SUPPLEMENTAL
RETIREMENT PLAN AGREEMENT

PRIMARY DESIGNATION:

Name	Address	Relationship

SECONDARY (CONTINGENT) DESIGNATION:

All sums payable under the Executive Supplemental Retirement Plan Agreement by reason of my death shall be paid to the Primary Beneficiary, if he or she survives me, and if no Primary Beneficiary shall survive me, then to the Secondary (Contingent) Beneficiary.

/s/ Robert L. Breslow Robert L. Breslow	7/13/99 Date